FOR IMMEDIATE RELEASE
CONTACT:    Gregg J. Wagner, President and CEO
PHONE:     215-513-2391

HARLEYSVILLE NATIONAL CORPORATION ANNOUNCES DIVESTITURE OF CUMBERLAND ADVISORS

HARLEYSVILLE, PA (July 1, 2005) - Harleysville National Corporation (HNC) (NASDAQ: HNBC), announced today that David R. Kotok and Associates, Inc. has acquired Cumberland Advisors, Inc., a former subsidiary, in a management buyout. The sale price was $2 million cash, which will result in approximately a $275,000 after tax gain for HNC to be recorded in the second quarter. Mr. Kotok is currently President, Chairman and Chief Investment Officer of Cumberland Advisors, Inc.

    Gregg J. Wagner, President and Chief Executive Officer of HNC said, “This transaction provides each organization the opportunity to focus on strategic, core business plans. At HNC, that includes the delivery of superior service and the ongoing development of an ever-broadening spectrum of innovative investment, trust, and private banking products for our Millennium Wealth Management and Private Banking group.” Wagner continued, “We wish David Kotok, the Cumberland clients and staff well.”

    Cumberland Advisors, based in Vineland, New Jersey, is an SEC registered investment advisor specializing in fixed-income money management and equities with approximately $700 million in assets under management. It was acquired by HNC as part of its Millennium Bank acquisition.

    Harleysville National Corporation, with assets of $3 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management & Private Banking, a division of HNB. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC website at www.hncbank.com.